Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
October 26, 2006
Avnet, Inc. Reports First Quarter Fiscal Year 2007 Results
14% Pro Forma Revenue Growth over Prior Year Quarter
Profits Up at Both Operating Groups Across All Regions
Phoenix, Arizona - Avnet, Inc. (NYSE:AVT) today reported revenue of $3.65 billion for first quarter fiscal 2007 ended September 30, 2006, representing an increase of 11.6% over first quarter fiscal 2006. Excluding the impact of divestitures during fiscal year 2006, first quarter pro forma revenue grew 14.2% over the year-ago quarter. GAAP net income for first quarter fiscal 2007 was $64.1 million, or $0.44 per share on a diluted basis, as compared with net income of $24.9 million, or $0.17 per share on a diluted basis, for the first quarter last year. Excluding the impact of certain charges recorded in both the current and prior year quarters as described below, net income and diluted earnings per share increased 95.9% and 93.1%, respectively, to $82.2 million and $0.56 in the first quarter fiscal 2007. Included in these results is stock compensation expense of $0.03 per diluted share in the current year first quarter as compared with $0.02 per share in the same period last year.
The current year first quarter results include a debt extinguishment charge of $27.4 million and an income tax audit provision of $3.4 million partially offset by the recovery of a previously reserved non-trade receivable of $2.8 million (included in other income in the statement of operations). The net impact of these items decreased pre-tax income, net income and diluted earnings per share by $24.5 million, $18.1 million and $0.12, respectively. The prior year first quarter results include a debt extinguishment charge of $11.7 million and restructuring and integration charges of $13.8 million. The impact of these items decreased pre-tax income, net income and diluted earnings per share by $25.5 million, $17.1 million and $0.12, respectively.
Operating income for first quarter fiscal 2007 was $145.0 million, up 105.1% as compared with operating income of $70.7 million in the year ago quarter and was up 71.6% excluding restructuring and integration charges amounting to $13.8 million recorded in last year’s first quarter. Operating income as a percent of sales was 3.97%, up 139 basis points from last year’s first quarter, excluding the restructuring and integration charges recorded in last year’s first quarter, with both operating groups contributing to the improvement.
Roy Vallee, Chairman and Chief Executive Officer, commented, “We delivered a solid start to fiscal year 2007 with double digit year-over-year growth on the top line and operating income growing more than 6 times faster than revenue. This performance continues to demonstrate the leverage in our business model, but what is more impressive is the consistency across the company as this is the third quarter in a row where all regions in both operating groups drove year-over-year improvement in operating margin. This consistency is the result of the talent and dedication of our global team.”

Electronics Marketing (EM) sales of $2.44 billion in the first quarter fiscal 2007 were up 15.4% on a year over year basis and 17.1% when adjusted for divestitures. EM sales in the Americas, EMEA and Asia increased 8.0%, 15.8% and 27.0%, respectively, year over year. EM operating income of $125.6 million for first quarter fiscal 2007 was up 79.7% over the prior year first quarter operating income of $69.9 million and operating income margin for the current year first quarter was 5.2%, up 185 basis points over the prior year quarter.
Mr. Vallee added, “Electronics Marketing had another strong quarter with year-over-year revenue growth over 15% while operating income improved more than 5 times faster than revenue. Revenues for the EMEA and Asia regions were especially strong. This is the fourth quarter in a row where EM drove meaningful and accelerating year-over-year improvement in operating income margin. With the Memec integration behind us, we are now focused on leveraging our global scale and scope as we progress towards our long term business model.”
Technology Solutions (TS) sales of $1.21 billion in the first quarter fiscal 2007 were up 4.8% year over year and up 8.9% when adjusted for the divestiture of Avnet Enterprise Solutions (“AES”). First quarter sales in the Americas (pro forma excluding AES) and EMEA increased 7.9% and 13.8%, respectively, year over year, while sales in Asia were down 2.1%. TS operating income was $39.0 million, a 19.8% increase as compared with first quarter fiscal 2006 operating income of $32.6 million, and operating income margin of 3.22% increased by 41 basis points over the prior year first quarter.
Mr. Vallee further added, “Technology Solutions continues to perform well with pro forma year-over-year revenue growth accelerating to 9% this quarter. Operating income margin and returns on capital remain above our long-term financial targets so we are focused on profitable growth and opportunities to expand our products, services and geographies. Our sales of microprocessors rebounded nicely from a soft June quarter and we continue to see strength in storage solutions and software products. Our Partner Solutions Group, which is dedicated to enterprise computing solutions, posted a strong quarter with accelerated revenue growth across all three regions.”
During the quarter, the Company completed a public offering of $300 million aggregate principal amount of 6.625% Notes due 2016 and elected to redeem all of its outstanding 9 3/4% Notes due February 15, 2008. As a result, the Company recorded a debt extinguishment charge of $27.4 million pre-tax, $16.5 million after tax, or $0.11 per share on a diluted basis, consisting of the premium paid to the holders of the 9 3/4% Notes, the costs related to the termination of interest rate swaps, and the write-off of certain deferred financing costs. This refinancing activity was essentially neutral from an economic perspective as the debt extinguishment charge was approximately equal to the net interest expense reduction over the remaining life of the 9 3/4% Notes. The settlement of the repurchase of the 9 3/4% Notes occurred subsequent to the end of first quarter on October 12, 2006. As a result, both the new 6.625% Notes and the remaining portion of the 9 3/4% Notes were outstanding at the end of the first quarter fiscal 2007.
Ray Sadowski, Chief Financial Officer, stated: “The actions that we took during the quarter were made possible by a multi-year effort to increase return on capital and improve our credit statistics. With this quarter’s refinancing of high interest debt, our effective interest rate is the lowest it has been in years and our leverage and coverage ratios are at our targeted levels. Going forward, we will focus on maintaining our investment grade credit statistics while pursuing profitable growth.”

Outlook
For Avnet’s second quarter fiscal 2007, management expects sales at EM to be in the range of $2.33 billion to $2.43 billion and anticipates sales for TS to be in the range of $1.50 billion to $1.60 billion. Therefore, Avnet’s consolidated sales should be in the range of $3.83 billion to $4.03 billion for second quarter fiscal 2007 ending on December 30, 2006. Management expects the second quarter earnings to be in the range of $0.58 to $0.64 per share, including approximately $0.02 per share related to the expensing of stock-based compensation.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share. The non-GAAP financial information is used to reflect the Company’s results of operations excluding certain items that have arisen from restructuring and integration charges, debt extinguishment costs and certain other items in the periods presented.
Management believes that operating income adjusted for restructuring and integration charges is useful to investors to assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of restructuring and integration costs as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management similarly believes net income and diluted earnings per share adjusted for the impact of the items discussed above, debt extinguishment costs and certain other items is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.
However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Reconciliations of the Company’s reported results to the results adjusted for the items discussed above are included in the following tables (in thousands, except for per share data):

	Pre-tax
Quarter ended September 30, 2006	Income	Net Income	Diluted EPS
GAAP results	$99,073	$64,143	$0.44
Non-trade receivable recovery	(2,810)	(1,873)	(0.01)
Debt extinguishment costs	27,358	16,538	0.11
Income tax audit provision	—	3,400	0.02

Total Adjustments	24,548	18,065	0.12

Adjusted results	$123,621	$82,208	$0.56

	Operating	Pre-tax
Quarter ended October 1, 2005	Income	Income	Net Income	Diluted EPS
GAAP results	$70,677	$37,160	$24,897	$0.17
Restructuring and integration charges	13,786	13,786	10,006	0.07
Debt extinguishment costs	—	11,665	7,052	0.05

Total Adjustments	13,786	25,451	17,058	0.12

Adjusted results	$84,463	$62,611	$41,955	$0.29

Cash Flow Activity
The following table summarizes the Company’s cash flow activity for the first quarters of fiscal 2006 and 2007, including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisitions of operations, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.

Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow generated from (used for) working capital. Similar to free cash flow, management believes that this breakout is an important measure to help management and investors understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through its management of the net balance of receivables, inventories and accounts payable.

	Quarter Ended	Quarter Ended
	September 30, 2006	October 1, 2005
	(thousands)
Net income	$64,143	$24,897
Non-cash and other reconciling items	50,850	33,858
Cash flow used for working capital (excluding cash and cash equivalents)	(141,610)	(208,013)

Net cash flow used for operations	(26,617)	(149,258)

Cash flow generated from (used for):
Purchases of property, plant and equipment	(14,045)	(13,149)
Cash proceeds from sales of property, plant and equipment	728	292
Acquisition of operations, net	0	(297,990)
Effect of exchange rates on cash and cash equivalents	88	(1,039)
Other, net financing activities	3,082	22,069

Net free cash flow	$(36,764)	$(439,075)

Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 250 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions.
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	SEPTEMBER 30,	OCTOBER 1,
	2006 *	2005 *

Sales	$3,648.4	$3,268.3

Income before income taxes	99.1	37.2

Net income	64.1	24.9

Net income per share:
Basic	$0.44	$0.17
Diluted	$0.44	$0.17

*	See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	SEPTEMBER 30,	OCTOBER 1,
	2006 *	2005 *

Sales	$3,648,400	$3,268,265
Cost of sales	3,180,035	2,845,032

Gross profit	468,365	423,233

Selling, general and administrative expenses	323,394	338,770
Restructuring, integration and other charges (Note 1 * )	—	13,786

Operating income	144,971	70,677

Other income, net	3,746	1,877
Interest expense	(22,286)	(23,729)
Debt extinguishment costs (Note 2 * )	(27,358)	(11,665)

Income before income taxes	99,073	37,160

Income tax provision	34,930	12,263

Net income	$64,143	$24,897

Net earnings per share:
Basic	$0.44	$0.17

Diluted	$0.44	$0.17

Shares used to compute earnings per share:
Basic	146,718	144,769

Diluted	147,201	146,951

*	See Notes to Consolidated Statements of Operations on Page 11.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	SEPTEMBER 30,	JULY 1,
	2006	2006

Assets:
Current assets:
Cash and cash equivalents	$481,779	$276,713
Receivables, net	2,557,413	2,477,043
Inventories	1,652,661	1,616,580
Prepaid and other current assets	129,390	97,126

Total current assets	4,821,243	4,467,462
Property, plant and equipment, net	161,860	159,433
Goodwill	1,296,468	1,296,597
Other assets	242,917	292,201

Total assets	6,522,488	6,215,693

Less liabilities:
Current liabilities:
Borrowings due within one year	628,254	316,016
Accounts payable	1,647,128	1,654,154
Accrued expenses and other	457,637	468,154

Total current liabilities	2,733,019	2,438,324
Long-term debt, less due within one year	857,310	918,810
Other long-term liabilities	23,096	27,376

Total liabilities	3,613,425	3,384,510

Shareholders’ equity	$2,909,063	$2,831,183

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST QUARTERS ENDED
	SEPTEMBER 30,	OCTOBER 1,
	2006	2005
Cash flows from operating activities:
Net income	$64,143	$24,897

Non-cash and other reconciling items:
Depreciation and amortization	13,260	16,742
Deferred income taxes	22,121	(572)
Non-cash restructuring and other charges	—	2,359
Other, net	15,469	15,329

Changes in (net of effects from business acquisitions):
Receivables	(80,583)	(21,202)
Inventories	(34,328)	(88,603)
Accounts payable	(9,522)	(11,849)
Accrued expenses and other, net	(17,177)	(86,359)

Net cash flows used for operating activities	(26,617)	(149,258)

Cash flows from financing activities:
Issuance of notes in public offerings, net of issuance costs	296,085	246,483
Repayment of notes	(46,000)	(254,095)
(Repayment of) proceeds from bank debt, net	(8,258)	14,064
Proceeds from (repayment of) other debt, net	3	(578)
Other, net	3,082	22,069

Net cash flows provided from financing activities	244,912	27,943

Cash flows from investing activities:
Purchases of property, plant, and equipment	(14,045)	(13,149)
Cash proceeds from sales of property, plant and equipment	728	292
Acquisitions of operations, net	—	(297,990)

Net cash flows used for investing activities	(13,317)	(310,847)

Effect of exchange rates on cash and cash equivalents	88	(1,039)

Cash and cash equivalents:
- increase (decrease)	205,066	(433,201)
- at beginning of period	276,713	637,867

- at end of period	$481,779	$204,666

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FIRST QUARTERS ENDED
	SEPTEMBER 30,	OCTOBER 1,
	2006	2005
SALES:
Electronics Marketing	$2,435.4	$2,111.1

Technology Solutions	1,213.0	1,157.2

Consolidated	$3,648.4	$3,268.3

OPERATING INCOME (LOSS):

Electronics Marketing	$125.6	$69.9

Technology Solutions	39.0	32.6

Corporate	(19.6)	(18.0)

	145.0	84.5

Restructuring, integration and other charges	—	(13.8)

Consolidated	$145.0	$70.7

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
FIRST QUARTER OF FISCAL 2007
(1) The results for the first quarter of fiscal 2006 included restructuring and integration charges amounting to $13,786,000 pre-tax, $10,006,000 after tax and $0.07 per share on a diluted basis. The integration costs and substantially all of the restructuring charges resulted from certain actions taken and costs incurred in all three regions resulting from the July 5, 2005 acquisition and integration of Memec. These charges included severance related to reduction of Avnet headcount and consolidation of certain Avnet facilities resulting from the integration of Memec’s personnel and facilities, in addition to write-downs of certain owned assets and capitalized IT-related initiatives that were rendered redundant as a result of the Memec acquisition.
(2) During the first quarter of fiscal 2007, the Company incurred debt extinguishment costs amounting to $27,358,000 pre-tax, $16,538,000 after tax and $0.11 per share on a diluted basis. In September 2006, the Company elected to redeem on October 12, 2006 all of its outstanding 9 3/4% Notes due February 15, 2008. The costs incurred as a result of the election notice included $20,322,000 for a make-whole redemption premium, $4,939,000 associated with the termination of two interest rate swaps that hedged $200,000,000 of the 9 3/4% Notes, and $2,097,000 to write-off certain deferred financing costs. The Company used the net proceeds from the issuance in the first quarter of $300,000,000 principal amount of 6.625% Notes due September 15, 2016, plus available liquidity, to repurchase the 9 3/4% Notes on October 12, 2006.
     During the first quarter of fiscal 2006, the Company incurred debt extinguishment costs amounting to $11,665,000 pre-tax, $7,052,000 after tax and $0.05 per share on a diluted basis. These costs related to the Company’s repurchase of $254,095,000 principal amount of the Company’s 8.00% Notes due November 15, 2006. The Company used the proceeds from the issuance during the first quarter of $250,000,000 principal amount of 6.00% Notes due September 1, 2015, plus cash on hand, to fund this repurchase.